News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces First Quarter 2009 Results

BASKING RIDGE, N.J., May 8, 2009 -- Hooper Holmes (NYSE Amex: HH) today announced financial results for the first quarter ended March 31, 2009.

For the three months ended March 31, 2009, total revenues decreased 9% to $47.4 million compared to $52.4 million for the first quarter of 2008.  The Company recorded a net loss of $1.8 million for the first quarter of 2009, or a net loss of $0.03 per share compared to a net loss of $0.6 million, or a net loss of $0.01 per share for the first quarter of 2008.  The net loss for the first quarter of 2009 includes a non-cash charge of $0.8 million attributable to increased depreciation expense resulting from a reduction in the estimated useful life of our current IT system.  In addition, the net loss for the first quarter of 2009 includes $0.2 million of restructuring charges.  The net loss for the first quarter of 2008 included $1.7 million of restructuring and other charges.

Business segment revenues include:
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Portamedic revenues decreased approximately 6% to $35.0 million compared to $37.3 million for the first quarter of 2008. This decrease is the result of a reduction in paramedical exams of approximately 10%, partially offset by higher average revenue per exam of 4%.

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Infolink revenues were $5.0 million, a decrease of 25% compared to $6.6 million in the first quarter of 2008, primarily due to a decrease in revenues from our attending physician statements (APS) business.

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Heritage Labs revenues totaled $3.3 million in the first quarter of 2009, a decrease of 9% compared to the first quarter of 2008, primarily due to reduced revenue from one major client approximating $1.1 million, partially offset by increased revenues from new and existing clients.

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Health & Wellness revenues increased 26% to $2.4 million, compared to $1.9 million for the first quarter of 2008.  During the first quarter of 2009, the Health & Wellness business completed approximately 52,000 health screenings and it currently provides services to 34 health management companies.

-	Underwriting Solutions revenues decreased 38% to $1.8 million compared to $2.9 million for the prior year’s first quarter, due to reduced demand for our outsourced underwriting services.

Roy H. Bubbs, President and Chief Executive Officer of Hooper Holmes, commented, "Hooper Holmes was not immune to the global economic slowdown as consumers cut back or postponed their purchases of life insurance products.  We continue to manage our overall business in these challenging times by maintaining a healthy balance sheet and aligning our costs with forecasted revenue levels.

“We are working closely with our customers to provide them with market leading services, excellent customer support and innovative product offerings.  We continue to invest in our growth businesses and as a result we invested $0.9 million in new facilities at Heritage Labs, where our Health & Wellness division is also based, positioning both businesses for future growth.  We feel our recently-completed study with Leerink Swann, the healthcare investment bank, will enhance our strategic initiatives and has the potential to produce new revenues and cost savings this year.

“From current conversations with life insurance providers we believe that business has begun to show signs of stabilization.  We are cautiously optimistic that the decline in sales will begin to moderate and we continue to manage our business for profitability."

Conference Call
The Company will host a conference call, today, May 8, 2009 at 11:00 a.m. ET to discuss first quarter results.

To participate in the conference call, please dial 877-941-6010 or 480-629-9772, conference ID: 4069458 five to 10 minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 2:00 p.m. on May 8, 2009 until midnight on May 15, 2009, by dialing 800-406-7325 or 303-590-3030.  The access code for the replay is 4069458.

About Hooper Holmes
Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As a leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite approximately 160,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to comply with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

--Financial Results Follow--

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Hooper Holmes, Inc. Consolidated Statements of Operations (unaudited; in thousands, except share and per-share data)
	Three Months Ended March 31,
	2009	2008
Revenues	$47,435	$52,379
Cost of operations	35,039	38,142
Gross profit	12,396	14,237

Selling, general and administrative expenses	13,832	13,336
Restructuring and other charges	188	1,653
Operating loss from continuing operations	(1,624)	(752)

Other income (expense):
Interest income	24	73
Other expense, net	(133)	(56)
	(109)	17
Loss from continuing operations before income taxes	(1,733)	(735)

Income tax expense (benefit)	17	(51)
Loss from continuing operations	(1,750)	(684)

Discontinued operations:
Income from discontinued operations, net of income tax	-	86
Loss on sale of subsidiary	(41)	-
	(41)	86
Net loss	$(1,791)	$(598)

Basic and diluted earnings (loss) per share:
Continuing operations
Basic	$(0.03)	$(0.01)
Diluted	$(0.03)	$(0.01)

Discontinued operations
Basic	$-	$-
Diluted	$-	$-

Net loss
Basic	$(0.03)	$(0.01)
Diluted	$(0.03)	$(0.01)

Weighted average number of shares – basic and diluted	68,674,587	68,634,587

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Hooper Holmes, Inc. Consolidated Balance Sheets (unaudited; in thousands, except share and per-share data)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,202	$11,547
Accounts receivable, net of allowance for doubtful accounts of $2,680 and $3,036 at March 31, 2009 and December 31, 2008, respectively.	26,139	25,366
Inventories	2,472	2,865
Income tax receivable	25	31
Other current assets	2,847	2,325
Total current assets	41,685	42,134

Property, plant and equipment at cost	44,920	44,736
Less: accumulated depreciation and amortization	30,424	29,395
Property, plant and equipment, net	14,496	15,341

Intangible assets, net	1,320	1,429
Other assets	395	365
Total assets	$57,896	$59,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,901	$6,701
Accrued expenses	11,677	11,452
Total current liabilities	18,578	18,153

Other long-term liabilities	186	348

Commitments and Contingencies

Stockholders’ equity:
Common stock, par value $0.04 per share; authorized 240,000,000 shares, issued 68,683,982 as of March 31, 2009 and December 31, 2008	2,747	2,747
Additional paid-in capital	147,001	146,846
Accumulated deficit	(110,545)	(108,754)
	39,203	40,839
Less: Treasury stock at cost, 9,395 shares as of March 31, 2009 and December 31, 2008	(71)	(71)

Total stockholders' equity	39,132	40,768
Total liabilities and stockholders’ equity	$57,896	$59,269